Exhibit 3.2

State of Delaware
Secretary of State
Division of- Corporations
Delivered 03:32 PM 05/22/2015
FILED 03:32 PM 05/22/2015
SRV 150752177 – 5673040 FILE

Certificate of Amendment to

Noche Grotto Acquisition Corporation

Certificate of Incorporation

May 22, 2015

Noche Grotto Acquisition Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

SECOND: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE ONE

Name

The name of the Corporation is Axis Research & Technologies, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on 22nd of May, 2015.

NOCHE GROTTO ACQUISITION CORPORATION

Attest:
/s/ James M. Cassidy	BY:	/s/ James M. Cassidy
James M. Cassidy		James M. Cassidy
Secretary		President